Exhibit 99

Allstate Reports 2008 Fourth Quarter and Year-End Results

Company financially strong despite unprecedented market volatility

NORTHBROOK, Ill., January 28, 2009 – The Allstate Corporation (NYSE: ALL) today reported results for the fourth quarter of 2008:

Consolidated Highlights

	Three months ended December 31,					Twelve months ended December 31,
($ in millions, except per share	Est.		Change			Est.		Change
amounts and ratios, NM=not meaningful)	2008	2007	$ Amt		%	2008	2007	$ Amt		%
Consolidated revenues	$6,569	$8,991	$(2,422)		(26.9)	$29,394	$36,769	$(7,375)		(20.1)
Net (loss) income	(1,129)	760	(1,889)		NM	(1,679)	4,636	(6,315)		(136.2)
Net (loss) income per diluted share	(2.11)	1.36	(3.47)		NM	(3.07)	7.77	(10.84)		(139.5)
Operating income*	518	701	(183)		(26.1)	1,758	3,863	(2,105)		(54.5)
Operating income per diluted share*	0.97	1.24	(0.27)		(21.8)	3.22	6.47	(3.25)		(50.2)
Return on equity						(9.7)	21.2	(30.9	) pts.	NM
Operating income return on equity*						9.4	19.0	(9.6	) pts.	NM
Book value per share						23.51	38.58	(15.07)		(39.1)
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities*						30.08	38.11	(8.03)		(21.1)
Catastrophe losses	260	472	(212)		(44.9)	3,342	1,409	1,933		137.2
Property-Liability combined ratio	96.4	95.9	0.5	pts.	NM	99.4	89.8	9.6	pts.	NM
Property-Liability combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”)*	91.5	88.6	2.9	pts.	NM	86.8	85.7	1.1	pts.	NM

 “Allstate remains financially strong and delivered solid operating performance in 2008, despite costly natural catastrophes and unprecedented financial market deterioration,” said Thomas J. Wilson, chairman, president and chief executive officer of The Allstate Corporation. “2008 was our second-highest year for catastrophe losses in the past decade, which added to investment losses and led to a net loss for the year. Fortunately, strong underlying operating cash flow and conservative risk management of investments, liquidity and capital kept us financially strong for the 17 million households served by Allstate.

“Looking forward, we have three priorities for 2009: protect Allstate’s financial strength, build customer loyalty, and continue reinventing protection and retirement,” concluded Wilson.

*Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the “Definitions of Non-GAAP and Operating Measures” section of this document.

Consolidated Financial Results

Net loss per diluted share was $(3.07) for the year ended December 31, 2008 compared to net income per diluted share of $7.77 for 2007, reflecting a $(6.71) impact for net realized capital losses in 2008 compared to net realized capital gains in 2007 and a $(0.90) impact for additional deferred policy acquisition costs (“DAC”) amortization relating to a DAC unlocking and a premium deficiency assessment in the fourth quarter of 2008.  Net loss per diluted share was $(2.11) in the fourth quarter of 2008 compared to net income per diluted share of $1.36 in the fourth quarter of 2007, reflecting a $(2.31) impact for net realized capital losses in the fourth quarter of 2008 compared to net realized capital gains in the fourth quarter of 2007 and a $(0.92) impact for additional DAC amortization relating to a DAC unlocking and a premium deficiency assessment in the fourth quarter of 2008.  Lower operating income in the year ended and fourth quarter ended December 31, 2008 also contributed to the changes.

Operating income per diluted share was $3.22 for the year ended December 31, 2008 compared to $6.47 in 2007, reflecting lower net investment income and decreased underwriting income.  Underwriting income declined primarily due to increased catastrophe losses in 2008, which had a $(2.44) impact on the ratio, reflecting a record level of tornadoes and two substantial hurricanes.  Operating income per diluted share was $0.97 in the fourth quarter of 2008 compared to $1.24 in the fourth quarter of 2007, reflecting lower net investment income and decreased underwriting income.  Investment income was lower in both the 2008 year and the fourth quarter due to a reduction in short-term interest rates and the decision to maintain ample liquidity given the uncertainty in the financial markets and economy.

Consolidated revenues were $6.6 billion in the fourth quarter of 2008 and $29.4 billion for the 2008 year.  The decrease in revenue of $2.4 billion and $7.4 billion for the quarter and full year in comparison to 2007 is primarily the result of realized net capital losses in 2008, which are treated as a reduction in revenue.

Book value per share declined to $23.51 as of December 31, 2008 from $31.44 as of September 30, 2008 and $38.58 as of December 31, 2007, due to a decline in total shareholders’ equity resulting primarily from higher unrealized net capital losses and the net loss in 2008.  Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, declined to $30.08 as of December 31, 2008 from $34.25 as of September 30, 2008 and $38.11 as of December 31, 2007.

2008 – A Year of Proactive Risk Management

During 2008, Allstate continued its proactive strategy for both catastrophe and investment portfolio risk management in order to maintain strong capital and liquidity.

Our catastrophe risk management program includes reinsurance, policy changes that increased deductibles, and market share reductions in high risk coastal regions.  These actions served us well.  Allstate’s analysis shows that our losses from Hurricanes Ike and Gustav would have been approximately twice the amount recorded without the catastrophe exposure management actions put into place beginning in 2005.

Allstate Financial initiated a number of actions to reduce risk and improve returns in the face of unprecedented deterioration of the fixed income markets.  Liquidity was substantially increased to ensure cash was available to meet customers’ needs which reduced operating income.  The operational transfer of the variable annuity business, which was sold in 2006, was completed.  Fixed annuity volumes were reduced in the second half of 2008 reflecting an inability to earn attractive returns.  In addition, a strategic review to narrow the business focus and lower expenses was initiated which will be implemented over the next two years.

Risk mitigation and return optimization programs related to investments were implemented throughout 2008 and included macro hedges to protect against negative movements in equity valuations, interest rates and credit spreads, as well as proactive disposition of securities.  The macro hedges resulted in $256 million of realized net capital gains during the year, primarily due to the equity valuation protection partially offset by realized losses on the interest rate spike protection.  These programs, when combined with losses avoided by selling selected securities, benefited shareholder value by over $500 million in 2008.

To preserve capital, we also suspended our share repurchase program.  As of December 31, 2008, the current authorized $2.0 billion program had approximately $930 million remaining.

While these actions could not, and did not, completely insulate us from the impact of the environment surrounding our business, we finished the year a well-capitalized company with a strong liquidity position.

Continued Strong Profitability from Underlying Underwriting Business

Allstate’s Property-Liability business continued to produce strong underlying profitability. For the year ended December 31, 2008, our property-liability underlying combined ratio was 86.8%, which was within the updated outlook range provided of 86.0% to 88.0% and better than our initial estimate. This ratio benefited from favorable frequency (the number of claims per 100 policies) and only moderate severity (the average cost per claim paid). For the fourth quarter of 2008, the property-liability underlying combined ratio was 91.5%.

While catastrophic events were less costly in the fourth quarter of 2008, the full year included two of the ten most costly hurricanes in U.S. history.  Total catastrophe losses were $3.3 billion in 2008, compared to $1.4 billion in 2007.  The full year combined ratio was 99.4% which led to Property-Liability operating income of $1.4 billion.

Capital Position Remains Strong

Allstate remains well capitalized.  At year-end 2008, we held $12.6 billion in capital. This total included $3.6 billion in deployable invested assets at the parent holding company level.  The substantial earnings capacity of the operating subsidiaries is the primary source of capital generation for the Corporation.  In addition, we have access to $1.0 billion of funds from either commercial paper issuance or an unsecured revolving credit facility.  This provides ample capital for the parent company’s relatively low fixed charges, $1.2 billion in 2008, and $750 million of debt maturing in December 2009.

We assess the adequacy of capital with internal economic capital modeling, an enterprise risk and return management framework, regulatory requirements and rating agency considerations.  In the fourth quarter, the Corporation completed its previously approved capital contribution of $1.0 billion to Allstate Life Insurance Company (“ALIC”).  An additional $250 million remains under prior board of director approvals.  As ALIC’s December 31, 2008 statutory surplus exceeded management’s targeted amount, no additional contribution was needed.  Without prior regulatory approval, Allstate Insurance Company (“AIC”) has the capacity to pay dividends to the parent company currently estimated at $1.3 billion during 2009.

The recent turmoil in financial markets has caused many financial institutions to reflect significant unrealized loss positions on their balance sheets.  Allstate is no different, and during the fourth quarter, our pre-tax unrealized loss position grew from $4.1 billion to $8.8 billion, primarily due to significantly widening credit spreads in our fixed income securities.  We have the intent and ability to hold these securities to recovery.  Our ability to do so is substantially enhanced by our strong liquidity position, which cushions us from the need to liquidate securities with significant unrealized losses to meet cash obligations.  Furthermore, the high quality of underlying assets provides further protection against credit impairments.  During 2008, our fixed income securities portfolio provided approximately $8.6 billion in principal and interest cash flows, of which substantially all have been received in accordance with the contractual terms.

Conservative Management of Liquidity

Allstate actively manages its financial position and liquidity levels in light of changing market, economic, and business conditions and we believe our liquidity levels remain more than adequate.  In order to enhance our ability to hold our investment portfolio assets to recovery, we conservatively managed our available liquidity to higher levels of cash and liquid short-term investment positions.  As a result, at year-end 2008 we held 21.3% of our total investment portfolio, or $20.6 billion, in cash and other liquid investments that are saleable within one quarter without generating significant additional net realized capital losses.  This provides ample liquidity to service upcoming cash needs, though it did reduce net investment income in 2008.

Allstate has exposure to discretionary withdrawals of contractholder funds.  While we are able to quantify scheduled maturities for our institutional products of $3.3 billion in 2009, anticipating retail product surrenders are less precise.  Key factors that impact customer surrenders include the level of surrender charges, the length of time the contract has been in force, market interest rates, and potential tax implications.  We track surrenders and partial withdrawals closely, and have experienced lower retail surrenders in 2008 compared with 2007.

Investment Portfolio

Consolidated total investments were $96.0 billion as of December 31, 2008, a decline of $9.0 billion from September 30, 2008, due primarily to a $4.7 billion increase in unrealized net capital losses and net reductions in both contractholder obligations of $1.7 billion and securities lending balances of $1.2 billion.

Net realized capital losses were $1.9 billion on a pre-tax basis for the fourth quarter of 2008, due to $652 million of impairment write-downs, $585 million of net losses on the settlement and valuation of derivative instruments, $357 million of net losses on sales, $241 million of change in intent write-downs and $97 million of net losses on the valuation of limited partnerships.  The impairment write-downs of $652 million were recorded on investments in instances where the fair value of the investment has declined below the cost basis and we concluded that the decline in fair value is other than temporary.  The derivative losses primarily reflect $448 million in losses on interest rate swaps used in our asset-liability management activities to shorten the duration of the Allstate Financial portfolio, which on an economic basis were more than offset by changes in the fair values of the related liabilities, although changes in the fair values of the liabilities are not recognized in the income statement.  These losses were partially offset by $215 million in gains from our macro hedge on equity markets. Losses from sales primarily resulted from the execution of tax planning strategies executed primarily within our equity portfolios that are effectively carried on a lower of cost or fair value basis to realize capital loss carryback benefits.

Unrealized net capital losses increased $4.7 billion during the fourth quarter to $8.8 billion primarily due to significantly widening credit spreads.  Details by asset class are provided on page 18 of this release.

A limited portion of our macro hedge program was dedicated to protect against credit spread movements.  Gains from the credit spreads hedge were largely offset by the cost of the interest rate hedges.

2009 Outlook and Focus

“We expect 2009 to challenge businesses and consumers alike,” Wilson said.  “As people focus more on value, we’re reaching out with a variety of initiatives to help consumers make the best use of their insurance and investment dollars.  We are taking the actions necessary to protect Allstate’s financial strength, improve customer loyalty and introduce new products and services.”

Property-Liability

•                  Continued emphasis on preserving auto insurance margins by providing customer-focused products and services

•                  Reducing homeowners exposure to catastrophe losses

•                  Short-term growth will be limited reflecting a transition to a value-based strategy in the competitive environment and reductions of catastrophe exposure

•                  Property-Liability combined ratio, excluding the effects of catastrophes and prior year reserve reestimates, to be between 87.0% and 89.0% for the full year of 2009

Allstate Financial

•                  Continued focus on improving returns and reducing Allstate Financial’s concentration in spread based products, primarily fixed annuities and institutional markets products, will result in lower premiums and deposits and a smaller balance sheet

•                  Finalizing plans to improve efficiency and narrow the focus of product offerings to better serve the needs of everyday Americans

•                  Targeting savings at 20% of certain operating expenses, excluding acquisition costs, estimated to yield annual savings of $90 million beginning in 2011.  We anticipate a reduction of approximately 1,000 workforce positions, through a combination of attrition and position elimination over the next two years

•                  Maintaining high liquidity in the investment portfolio will result in lower operating income but ensure ability to meet contractholder obligations.  We will target sales of our spread based products at levels that allow us to avoid sales of investments with significant unrealized losses into distressed or illiquid markets

•                  Continued investment spread compression due to credit losses, reduced contractholder funds balances and maintenance of liquidity will result in operating income of approximately $300 million in 2009

Investments

•                  Risk mitigation efforts will focus on shortening duration of the fixed income portfolio, reducing exposures to real estate and certain other market sectors and managing excess market volatility through our macro hedging programs

•                  Declining consolidated net investment income due to lower asset balances and yields, and the costs of maintaining high liquidity and the risk mitigation programs

•                  Significant portfolio cash flow continuing from maturities, principal and interest receipts will be available to manage liabilities and take advantage of market opportunities

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,			Twelve Months Ended December 31,
	Est.		Percent	Est.		Percent
($ in millions, except per share data)	2008	2007	Change	2008	2007	Change

Revenues
Property-liability insurance premiums	$6,668	$6,786	(1.7)	$26,967	$27,233	(1.0)
Life and annuity premiums and contract charges	504	480	5.0	1,895	1,866	1.6
Net investment income (2)	1,329	1,627	(18.3)	5,622	6,435	(12.6)
Realized capital gains and losses (2)	(1,932)	98	NM	(5,090)	1,235	NM
Total revenues	6,569	8,991	(26.9)	29,394	36,769	(20.1)

Costs and expenses
Property-liability insurance claims and claims expense	4,641	4,724	(1.8)	20,064	17,667	13.6
Life and annuity contract benefits	402	404	(0.5)	1,612	1,589	1.4
Interest credited to contractholder funds	638	674	(5.3)	2,411	2,681	(10.1)
Amortization of deferred policy acquisition costs	1,665	1,165	42.9	4,679	4,704	(0.5)
Operating costs and expenses	939	857	9.6	3,273	3,103	5.5
Restructuring and related charges	19	24	(20.8)	23	29	(20.7)
Interest expense	87	88	(1.1)	351	333	5.4
Total costs and expenses	8,391	7,936	5.7	32,413	30,106	7.7

Loss on disposition of operations	—	(18)	100.0	(6)	(10)	40.0

(Loss) income from operations before income tax (benefit) expense	(1,822)	1,037	NM	(3,025)	6,653	(145.5)

Income tax (benefit) expense	(693)	277	NM	(1,346)	2,017	(166.7)

Net (loss) income	$(1,129)	$760	NM	$(1,679)	$4,636	(136.2)

Net (loss) income per share - Basic	$(2.11)	$1.38		$(3.07)	$7.83

Weighted average shares - Basic	536.1	568.4		546.1	592.4

Net (loss) income per share - Diluted (1)	$(2.11)	$1.36		$(3.07)	$7.77

Weighted average shares - Diluted (1)	536.1	571.9		546.1	596.7

Cash dividends declared per share	$0.41	$0.38		$1.64	$1.52

(1)

As prescribed by GAAP, the three months and twelve months ended December 31, 2008 earnings per share amounts were computed discretely and the antidilutive effects of potential common shares outstanding totaling 1.5 million and 2.6 million, respectively, were excluded from weighted average shares - diluted due to the fourth quarter and year to date 2008 net loss. Accordingly, the sum of the per share amounts for the four quarters of 2008 does not equal the year to date per share amount.

(2)

Beginning in the fourth quarter of 2008, income from EMA LP is reported in realized capital gains and losses. EMA LP income for periods prior to the fourth quarter of 2008 is reported in net investment income. The amount of EMA LP income included in net investment income was $109 million, $24 million and $198 million in the three months ended December 31, 2007, the nine months ended September 30, 2008, and the twelve months ended December 31, 2007, respectively. The amount of EMA LP loss included in realized capital gains and losses was $(97) million in the three months ended December 31, 2008.

THE ALLSTATE CORPORATION

SEGMENT RESULTS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	Est.		Est.
($ in millions, except ratios)	2008	2007	2008	2007

Property-Liability
Premiums written (1)	$6,301	$6,560	$26,584	$27,183

Premiums earned	$6,668	$6,786	$26,967	$27,233
Claims and claims expense	4,641	4,724	20,064	17,667
Amortization of deferred policy acquisition costs	973	1,040	3,975	4,121
Operating costs and expenses	793	724	2,742	2,634
Restructuring and related charges	18	22	22	27
Underwriting income	243	276	164	2,784

Net investment income (2)	387	490	1,674	1,972
Periodic settlements and accruals on non-hedge derivative instruments	(1)	—	1	—
Income tax expense on operations	164	204	401	1,413

Operating income	465	562	1,438	3,343

Realized capital gains and losses, after-tax (2)	(519)	182	(1,209)	915
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	1	—	(1)	—

Net (loss) income	$(53)	$744	$228	$4,258

Catastrophe losses	$260	$472	$3,342	$1,409

Operating ratios:
Claims and claims expense ratio	69.6	69.6	74.4	64.9
Expense ratio (3)	26.8	26.3	25.0	24.9
Combined ratio	96.4	95.9	99.4	89.8

Effect of catastrophe losses on combined ratio	3.9	7.0	12.4	5.2

Effect of prior year reserve reestimates on combined ratio	1.0	0.7	0.7	(0.6)

Effect of catastrophe losses included in prior year reserve reestimate on combined ratio	—	0.4	0.5	0.5

Effect of Discontinued Lines and Coverages on combined ratio	0.1	0.2	0.1	0.2

Allstate Financial
Premiums and deposits	$1,557	$1,810	$10,952	$9,627
Investments	$61,499	$74,256	$61,499	$74,256

Premiums and contract charges	$504	$480	$1,895	$1,866
Net investment income (2)	916	1,085	3,811	4,297
Periodic settlements and accruals on non-hedge derivative instruments	(5)	10	20	46
Contract benefits	402	404	1,612	1,589
Interest credited to contractholder funds	584	676	2,417	2,682
Amortization of deferred policy acquisition costs	144	148	531	601
Operating costs and expenses	143	128	520	441
Restructuring and related charges	1	2	1	2
Income tax expense on operations	52	59	207	279

Operating income	89	158	438	615

Realized capital gains and losses, after-tax (2)	(736)	(125)	(2,034)	(125)
DAC and DSI amortization relating to realized capital gains and losses, after-tax	102	16	385	12
DAC and DSI unlocking in fourth quarter 2008 related to realized capital gains and losses, after-tax	(274)	—	(274)	—
Non-recurring charge for DAC, after-tax (4)	(219)	—	(219)	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	3	(6)	(13)	(29)
Loss on disposition of operations, after-tax	—	(12)	(4)	(8)

Net (loss) income	$(1,035)	$31	$(1,721)	$465

Corporate and Other
Net investment income (2)	$26	$52	$137	$166
Operating costs and expenses	90	93	362	361
Income tax benefit on operations	(28)	(22)	(107)	(100)

Operating loss	(36)	(19)	(118)	(95)

Realized capital gains and losses, after-tax (2)	(5)	4	(68)	8

Net loss	$(41)	$(15)	$(186)	$(87)

Consolidated net (loss) income	$(1,129)	$760	$(1,679)	$4,636

(1)

The cost of the catastrophe reinsurance program was $136 million and $222 million in the three months ended December 31, 2008 and 2007, respectively, and $750 million and $896 million in the twelve months ended December 31, 2008 and 2007, respectively.

(2)

Beginning in the fourth quarter of 2008, income from EMA LP is reported in realized capital gains and losses.  EMA LP income for periods prior to the fourth quarter of 2008 is reported in net investment income.  The amount of EMA LP income included in the Property-Liability net investment income was $64 million, $15 million and $138 million in the three months ended December 31, 2007, the nine months ended September 30, 2008, and the twelve months ended December 31, 2007, respectively. The amount of EMA LP income included in Allstate Financial’s net investment income was $41 million, $14 million and $51 million in the three months ended December 31, 2007, the nine months ended September 30, 2008, and the twelve months ended December 31, 2007, respectively.  The amount of EMA LP income (loss) included in Corporate and Other segment’s net investment income was $4 million, $(5) million and $9 million in the three months ended December 31, 2007, the nine months ended September 30, 2008, and the twelve months ended December 31, 2007, respectively.  The amount of EMA LP (loss) included in the Property-Liability segment, Allstate Financial segment and the Corporate and Other segment’s realized capital gains and losses was $(77) million, $(14) million and $(6) million, pre-tax, and $(50) million, $(9) million and $(5) million, after-tax, in the three months ended December 31, 2008, respectively.

(3)

Increase in expense ratio in the fourth quarter is primarily driven by lower earned premium, Canada write-off of impaired software, COLI expense impacted by unfavorable investment results and ESOP costs associated with the decision to pay only a portion of the 2008 Company contribution in profit sharing shares.

(4)

During the fourth quarter of 2008, for traditional life insurance and immediate annuities with life contingencies, an aggregate premium deficiency of $336 million, pre-tax ($219 million, after-tax) resulted primarily from an experience study indicating that the annuitants on certain life-contingent contracts are projected to live longer than we anticipated when the contracts were issued, and, to a lesser degree, a reduction in the related investment portfolio yield. The deficiency was recorded through a reduction in deferred acquisition costs.

THE ALLSTATE CORPORATION

ALLSTATE PROTECTION MARKET SEGMENT ANALYSIS

	Three Months Ended December 31,
	Est. 2008	2007	Est. 2008	2007	Est. 2008	2007	Est. 2008	2007	Est. 2008	2007
					Effect of				Effect of Pre-tax
					Catastrophe Losses				Reserve Reestimates
($ in millions, except ratios)	Premiums Earned		Loss Ratio (2)		on the Loss Ratio		Expense Ratio		on the Combined Ratio

Allstate brand
Standard auto	$3,939	$4,011	73.3	70.3	0.6	0.1	26.1	25.6	1.6	—
Non-standard auto	246	290	67.1	44.8	0.4	0.3	24.8	25.2	2.4	(11.4)
Homeowners	1,459	1,428	59.9	74.8	11.6	28.4	24.7	27.2	0.9	3.2
Other (1)	606	597	66.8	61.0	8.9	5.9	34.7	28.8	(2.3)	0.5

Total Allstate brand	6,250	6,326	69.3	69.3	4.0	7.1	26.5	26.2	1.1	0.3

Encompass brand
Standard auto	261	277	78.1	73.3	0.4	0.4	28.0	24.5	(0.4)	4.3
Non-standard auto	10	16	130.0	75.0	—	—	50.0	31.3	30.0	(18.8)
Homeowners	117	133	53.0	58.6	6.0	17.3	33.3	30.1	(4.3)	(0.8)
Other (1)	30	33	80.0	93.9	16.7	—	26.7	30.3	(20.0)	21.2

Total Encompass brand	418	459	72.5	70.6	3.1	5.2	29.9	26.8	(2.2)	3.3

Allstate Protection	$6,668	$6,785	69.6	69.4	3.9	7.0	26.7	26.3	0.9	0.5

	Twelve Months Ended December 31,
	Est. 2008	2007	Est. 2008	2007	Est. 2008	2007	Est. 2008	2007	Est. 2008	2007
					Effect of				Effect of Pre-tax
					Catastrophe Losses				Reserve Reestimates
($ in millions, except ratios)	Premiums Earned		Loss Ratio (2)		on the Loss Ratio		Expense Ratio		on the Combined Ratio

Allstate brand
Standard auto	$15,957	$15,952	68.1	65.8	1.5	0.6	24.5	24.4	0.1	(1.1)
Non-standard auto	1,055	1,232	62.3	54.9	0.9	0.2	23.8	23.5	(0.1)	(7.1)
Homeowners	5,758	5,732	96.3	66.5	46.5	19.5	23.4	25.0	2.1	2.2
Other (1)	2,434	2,426	69.3	60.4	10.6	5.0	29.4	26.3	0.5	(0.9)

Total Allstate brand	25,204	25,342	74.4	64.9	12.6	5.3	24.7	24.7	0.6	(0.7)

Encompass brand
Standard auto	1,091	1,127	66.3	64.2	0.9	0.4	27.3	26.4	(4.2)	(3.4)
Non-standard auto	45	76	88.9	75.0	—	—	35.5	27.6	—	(6.6)
Homeowners	503	551	76.4	54.6	27.8	12.0	31.6	30.0	0.4	(1.6)
Other (1)	124	136	112.9	61.8	8.9	2.2	27.4	27.2	33.1	—

Total Encompass brand	1,763	1,890	73.0	61.6	9.1	3.9	28.8	27.6	(0.2)	(2.8)

Allstate Protection	$26,967	$27,232	74.3	64.7	12.4	5.2	25.0	24.9	0.6	(0.8)

(1)	Other includes commercial lines, condominium, renters, involuntary auto and other personal lines.
(2)

Loss Ratio comparisons are impacted by the relative level of prior year reserve reestimates. Please refer to the “Effect of Pre-tax Prior Year Reserve Reestimates on the Combined Ratio” table for detailed reserve reestimate information.

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY

EFFECT OF PRE-TAX PRIOR YEAR RESERVE REESTIMATES ON THE COMBINED RATIO

	Three Months Ended December 31,
			Effect of Pre-tax Reserve
	Pre-tax		Reestimates on the
	Reserve Reestimates (1)		Combined Ratio
	Est.		Est.
($ in millions, except ratios)	2008	2007	2008	2007

Auto	$70	$(22)	1.1	(0.3)
Homeowners	8	44	0.1	0.7
Other	(20)	10	(0.3)	0.1

Allstate Protection (2)	58	32	0.9	0.5

Discontinued Lines and Coverages	4	16	0.1	0.2

Property-Liability	$62	$48	1.0	0.7

Allstate brand	$67	$17	1.0	0.3
Encompass brand	(9)	15	(0.1)	0.2

Allstate Protection (2)	$58	$32	0.9	0.5

	Twelve Months Ended December 31,
			Effect of Pre-tax Reserve
	Pre-tax		Reestimates on the
	Reserve Reestimates (1)		Combined Ratio
	Est.		Est.
($ in millions, except ratios)	2008	2007	2008	2007

Auto	$(24)	$(311)	(0.1)	(1.1)
Homeowners	124	115	0.5	0.4
Other	54	(23)	0.2	(0.1)

Allstate Protection (3)	154	(219)	0.6	(0.8)

Discontinued Lines and Coverages	18	47	0.1	0.2

Property-Liability	$172	$(172)	0.7	(0.6)

Allstate brand	$157	$(167)	0.6	(0.6)
Encompass brand	(3)	(52)	—	(0.2)

Allstate Protection (3)	$154	$(219)	0.6	(0.8)

(1)	Favorable reserve reestimates are shown in parentheses.
(2)

There were no net reserve reestimates included in catastrophe losses in the three months ended December 31, 2008. Unfavorable reserve reestimates included in catastrophe losses totaled $26 million in the three months ended December 31, 2007.

(3)	Unfavorable reserve reestimates included in catastrophe losses totaled $125 million and $127 million in the twelve months ended December 31, 2008 and 2007, respectively.

THE ALLSTATE CORPORATION

INVESTMENT RESULTS

		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
		Est.		Est.
($ in millions)		2008	2007	2008	2007
NET INVESTMENT INCOME
Fixed income securities:
Tax-exempt		$240	$242	$961	$969
Taxable		886	1,120	3,822	4,490
Equity securities		33	28	120	114
Mortgage loans		148	159	618	600
Limited partnership interests (1)		(4)	88	62	293
Short-term		42	47	195	221
Other		16	48	54	191
Investment income		1,361	1,732	5,832	6,878
Less: Investment expense		32	105	210	443
Net investment income		$1,329	$1,627	$5,622	$6,435

REALIZED CAPITAL GAINS AND LOSSES (PRE-TAX)
Sales		$(357)	$422	$(464)	$1,483
Impairment write-downs (3)		(652)	(126)	(1,983)	(163)
Change in intent write-downs (3)		(241)	(38)	(1,752)	(147)
Valuation of derivative instruments		(884)	(166)	(1,280)	(77)
Equity method of accounting income (1)		(97)	—	(97)	—
Settlements of derivative instruments		299	6	486	139
Realized capital gains and losses (pre-tax)		$(1,932)	$98	$(5,090)	$1,235

				Dec. 31,	Dec. 31,
				2008 (Est.)	2007
INVESTMENTS
Fixed income securities
Available for sale, at fair value
Tax-exempt				$17,354	$19,038
Taxable				51,254	75,413
Total fixed income securities				68,608	94,451
Equity securities, at fair value				2,805	5,257
Mortgage loans				10,229	10,830
Limited partnership interests (2)				2,791	2,501
Short-term, at fair value				8,906	3,058
Other				2,659	2,883
Total Investments				$95,998	$118,980

FIXED INCOME SECURITIES BY TYPE
U.S. government and agencies				$4,234	$4,421
Municipal				21,848	25,307
Corporate				27,627	38,467
Asset-backed securities				3,860	8,679
Commercial mortgage-backed securities				3,846	7,617
Mortgage-backed securities				4,492	6,959
Foreign government				2,675	2,936
Redeemable preferred stock				26	65
Total fixed income securities				$68,608	$94,451

FIXED INCOME SECURITIES BY CREDIT QUALITY

NAIC Rating	Moody’s Equivalent

1	Aaa/Aa/A			$48,866	$71,458
2	Baa			16,458	18,361
3	Ba			1,962	2,904
4	B			816	1,296
5	Caa or lower			435	378
6	In or near default			71	54
Total				$68,608	$94,451

AMORTIZED COST
Fixed income securities
Available for sale, at amortized cost
Tax-exempt				$18,261	$18,393
Taxable				58,843	75,102
Total fixed income securities				77,104	93,495
Equity securities, at cost				$3,137	$4,267
Short-term, at amortized cost				8,903	3,058

(1)

Beginning in the fourth quarter of 2008, income from EMA LP is reported in realized capital gains and losses. EMA LP income for periods prior to the fourth quarter of 2008 is reported in net investment income. The amount of EMA LP income included in net investment income was $109 million, $24 million and $198 million in the three months ended December 31, 2007, the nine months ended September 30, 2008, and the twelve months ended December 31, 2007, respectively.

(2)

At December 31, 2008, we have commitments to invest in additional limited partnership interests totaling $805 million, $1.08 billion and $8 million for Property-Liability, Allstate Financial and Corporate and Other, respectively.

(3)

Impairment write-downs reflect issue specific other-than-temporary declines in fair value, including instances where we could not reasonably assert that the recovery period would be temporary. Change in intent write-downs reflect instances where we cannot assert a positive intent to hold until recovery.

THE ALLSTATE CORPORATION

COMPONENTS OF UNREALIZED CAPITAL GAINS AND LOSSES ON FIXED INCOME SECURITIES (PRE-TAX)

	December 31, 2008 (Est.)
	Amortized			Fair	% Fair Value to
($ in millions)	Cost	Gains	Losses	Value	Amortized Cost (1)

Corporate
Utilities	$5,383	$132	$(434)	$5,081	94.4
Consumer goods (cyclical and non-cyclical)	5,072	54	(486)	4,640	91.5
Banking	4,378	93	(943)	3,528	80.6
Financial services	3,604	23	(571)	3,056	84.8
Capital goods	3,048	43	(299)	2,792	91.6
Communications	1,918	19	(188)	1,749	91.2
Transportation	1,706	26	(179)	1,553	91.0
Basic industry	1,661	6	(183)	1,484	89.3
Energy	1,652	15	(145)	1,522	92.1
Technology	1,006	18	(105)	919	91.4
Other	1,612	34	(343)	1,303	80.8
Total corporate fixed income portfolio	31,040	463	(3,876)	27,627	89.0
Municipal	23,565	467	(2,184)	21,848	92.7
Commercial mortgage-backed securities	5,840	10	(2,004)	3,846	65.9
Asset-backed securities	6,319	13	(2,472)	3,860	61.1
Mortgage-backed securities	4,826	85	(419)	4,492	93.1
U.S. government and agencies	3,272	963	(1)	4,234	129.4
Foreign government	2,206	544	(75)	2,675	121.3
Redeemable preferred stock	36	—	(10)	26	72.2
Total fixed income securities	$77,104	$2,545	$(11,041)	$68,608	89.0

	December 31, 2007
	Amortized			Fair	% Fair Value to
($ in millions)	Cost	Gains	Losses	Value	Amortized Cost (1)

Corporate
Utilities	$5,778	$250	$(72)	$5,956	103.1
Consumer goods (cyclical and non-cyclical)	6,030	101	(113)	6,018	99.8
Banking	6,539	78	(227)	6,390	97.7
Financial services	5,343	54	(180)	5,217	97.6
Capital goods	3,597	79	(44)	3,632	101.0
Communications	2,474	68	(25)	2,517	101.7
Transportation	1,907	45	(31)	1,921	100.7
Basic industry	2,022	47	(14)	2,055	101.6
Energy	1,752	51	(8)	1,795	102.5
Technology	1,114	23	(10)	1,127	101.2
Other	1,821	56	(38)	1,839	101.0
Total corporate fixed income portfolio	38,377	852	(762)	38,467	100.2
Municipal	24,587	816	(96)	25,307	102.9
Commercial mortgage-backed securities	7,925	79	(387)	7,617	96.1
Asset-backed securities	9,495	30	(846)	8,679	91.4
Mortgage-backed securities	7,002	57	(100)	6,959	99.4
U.S. government and agencies	3,503	918	—	4,421	126.2
Foreign government	2,542	397	(3)	2,936	115.5
Redeemable preferred stock	64	2	(1)	65	101.6
Total fixed income securities	$93,495	$3,151	$(2,195)	$94,451	101.0

(1)	Comparing percentages from period to period may be distorted by investment transactions such as sales, purchases and impairment write-downs.

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31,	December 31,
($ in millions, except par value data)	2008 (Est.)	2007

Assets
Investments
Fixed income securities, at fair value (amortized cost $77,104 and $93,495)	$68,608	$94,451
Equity securities, at fair value (cost $3,137 and $4,267)	2,805	5,257
Mortgage loans	10,229	10,830
Limited partnership interests	2,791	2,501
Short-term, at fair value (amortized cost $8,903 and $3,058) (1)	8,906	3,058
Other	2,659	2,883
Total investments (2)	95,998	118,980

Cash	415	422
Premium installment receivables, net	4,842	4,879
Deferred policy acquisition costs	8,542	5,768
Reinsurance recoverables, net	6,403	5,817
Accrued investment income	884	1,050
Deferred income taxes	3,794	467
Property and equipment, net	1,059	1,062
Goodwill	874	825
Other assets	3,748	2,209
Separate Accounts	8,239	14,929
Total assets	$134,798	$156,408

Liabilities
Reserve for property-liability insurance claims and claims expense	$19,456	$18,865
Reserve for life-contingent contract benefits	12,881	13,212
Contractholder funds	58,413	61,975
Unearned premiums	10,024	10,409
Claim payments outstanding	790	748
Other liabilities and accrued expenses	6,695	8,779
Long-term debt	5,659	5,640
Separate Accounts	8,239	14,929
Total liabilities	122,157	134,557

Shareholders’ equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	—	—
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 536 million and 563 million shares outstanding	9	9
Additional capital paid-in	3,130	3,052
Retained income	30,207	32,796
Deferred ESOP expense	(49)	(55)
Treasury stock, at cost (364 million and 337 million shares)	(15,855)	(14,574)
Accumulated other comprehensive income:
Unrealized net capital gains and losses (3)	(3,738)	888
Unrealized foreign currency translation adjustments	5	79
Unrecognized pension and other postretirement benefit cost	(1,068)	(344)
Total accumulated other comprehensive (loss) income	(4,801)	623
Total shareholders’ equity	12,641	21,851
Total liabilities and shareholders’ equity	$134,798	$156,408

(1)	Increases in the short-term balance reflect actions taken to enhance liquidity position. For further information on potential liquidity needs, see the Capital Management and Liquidity section.
(2)

Total investments include $30,837 for Property-Liability, $61,499 for Allstate Financial and $3,662 for Corporate and Other investments at December 31, 2008. Total investments include $40,905 for Property-Liability, $74,256 for Allstate Financial and $3,819 for Corporate and Other investments at December 31, 2007.

(3)

After-tax unrealized net capital gains and losses at December 31, 2008 include net gains and losses on fixed income securities, equity securities, short-term investments and derivatives of $(3,533) million, $(214) million, $2 million and $7 million, respectively. After-tax unrealized net capital gains and losses at December 31, 2007 include net gains and losses on fixed income securities, equity securities and derivatives of $266 million, $644 million and $(22) million, respectively.

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 31,	December 31,
($ in millions)	2008 (Est.)	2007

Cash flows from operating activities
Net (loss) income	$(1,679)	$4,636
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	(376)	(257)
Realized capital gains and losses	5,090	(1,235)
Loss on disposition of operations	6	10
Interest credited to contractholder funds	2,411	2,681
Changes in:
Policy benefit and other insurance reserves	626	(192)
Unearned premiums	(359)	(74)
Deferred policy acquisition costs	141	(37)
Premium installment receivables, net	18	(62)
Reinsurance recoverables, net	(269)	(240)
Income taxes	(1,864)	(52)
Other operating assets and liabilities	165	255
Net cash provided by operating activities	3,910	5,433

Cash flows from investing activities
Proceeds from sales
Fixed income securities	22,936	23,462
Equity securities	9,535	9,127
Limited partnership interests	371	800
Mortgage loans	279	—
Other investments	171	173
Investment collections
Fixed income securities	4,269	5,257
Mortgage loans	844	1,649
Other investments	98	395
Investment purchases
Fixed income securities	(14,448)	(26,401)
Equity securities	(9,477)	(7,902)
Limited partnership interests	(982)	(1,375)
Mortgage loans	(500)	(2,936)
Other investments	(140)	(763)
Change in short-term investments, net	(8,283)	(1,323)
Change in other investments, net	(474)	(7)
(Acquisition) disposition of operations	(120)	3
Purchases of property and equipment, net	(291)	(274)
Net cash provided by (used in) investing activities	3,788	(115)

Cash flows from financing activities
Change in short-term debt, net	—	(12)
Proceeds from issuance of long-term debt	20	987
Repayment of long-term debt	(1)	(9)
Contractholder fund deposits	9,984	8,632
Contractholder fund withdrawals	(15,480)	(10,599)
Dividends paid	(889)	(901)
Treasury stock purchases	(1,323)	(3,604)
Shares reissued under equity incentive plans, net	33	109
Excess tax benefits from share-based payment arrangements	3	29
Other	(52)	29
Net cash used in financing activities	(7,705)	(5,339)

Net decrease in cash	(7)	(21)
Cash at beginning of year	422	443
Cash at end of year	$415	$422

PROPERTY-LIABILITY RESULTS

	Three months ended December 31,				Twelve months ended December 31,
($ in millions, except ratios)	Est. 2008	2007	% Change		Est. 2008	2007	% Change
Property-Liability Highlights
Premiums written*	$6,301	$6,560	(3.9)		$26,584	$27,183	(2.2)
Underwriting income*	243	276	(12.0)		164	2,784	(94.1)
Operating income*	465	562	(17.3)		1,438	3,343	(57.0)
Net (loss) income	(53)	744	(107.1)		228	4,258	(94.7)
Combined ratio	96.4	95.9	0.5	pts.	99.4	89.8	9.6	pts.
Underlying combined ratio	91.5	88.6	2.9	pts.	86.8	85.7	1.1	pts.
Catastrophe losses	260	472	(44.9)		3,342	1,409	137.2

•                  Property-Liability premiums written declined 3.9% in the fourth quarter of 2008 from the fourth quarter of 2007.  Excluding the impact of the catastrophe reinsurance program, Property-Liability premiums written declined 5.1% in the quarter.  A continuation of declining new car sales, weakness in the housing market and a highly competitive environment contributed to lower policies in force.  Declines in policies in force were partially offset by our disciplined pricing actions that contributed to an increase in average auto premium.

•                  Property-Liability underwriting income declined 12.0% to $243 million in the fourth quarter of 2008 from $276 million in the fourth quarter of 2007.  The decline was primarily due to increases in current year claim severities, homeowners loss frequencies, and higher unfavorable prior year reserve reestimates.  Partially offsetting were favorable auto loss frequencies, lower catastrophe losses and higher standard auto average premium.

•                  The Allstate brand standard auto loss ratio increased 3.0 points in the fourth quarter of 2008 compared to the fourth quarter of 2007 due to higher current year claim severities and higher unfavorable prior year reserve reestimates, partially offset by favorable claim frequencies and higher average premium.  Standard auto property damage frequency decreased 7.2% and bodily injury frequency decreased 6.2% in the fourth quarter of 2008 compared to the fourth quarter of 2007, which may be in part due to a reduction in the number of miles driven.  Claim severities for auto property damage and bodily injury increased 0.7% and 4.5%, respectively.

•                  The Allstate brand homeowners loss ratio declined 14.9 points in the fourth quarter of 2008 compared to the fourth quarter of 2007 due to lower catastrophe losses and catastrophe reinsurance costs partially offset by higher claim frequencies and severities.  The effect of catastrophe losses on the Allstate brand homeowners loss ratio totaled 11.6 points in the fourth quarter of 2008 compared to 28.4 points in the fourth quarter of 2007.  Homeowners gross claim frequency, excluding catastrophes, increased 8.1% in the fourth quarter of 2008 compared to the fourth quarter of 2007, fueled by weather-related claim trends.  Claim severity for homeowners, excluding catastrophes, increased 9.6% in the fourth quarter of 2008 compared to the fourth quarter of 2007.

•                  Catastrophe losses for the fourth quarter of 2008 totaled $260 million, compared to $472 million in the fourth quarter of 2007.  Catastrophe losses, excluding prior year reserve reestimates, were $260 million in the fourth quarter of 2008 compared to $446 million in the fourth quarter of 2007, impacting the combined ratio by 3.9 points in the fourth quarter of 2008 and 6.6 points in the fourth quarter of 2007.  Catastrophe losses in the fourth quarter of 2008 were primarily related to California wildfires and winter storm events partially offset by reserve reestimates of $116 million favorable and $22 million unfavorable for Hurricanes Gustav and Ike, respectively.  The net unfavorable reserve reestimate related to Hurricane Ike comprised a net decrease in the total catastrophe losses of $159 million and a reduction of the reinsurance recoverable of $181 million.  There were no net reserve reestimates related to catastrophes from prior years in the fourth quarter of 2008 compared to unfavorable reserve reestimates of $26 million in the fourth quarter of 2007.

•                  Property-Liability prior year reserve reestimates for the fourth quarter of 2008 were an unfavorable $62 million, compared to an unfavorable $48 million in the fourth quarter of 2007.  Prior year reserve reestimates in the fourth quarter of 2008 were primarily related to litigation settlements.

•                  Property-Liability operating income declined $97 million to $465 million in the fourth quarter of 2008 from $562 million in the fourth quarter of 2007 due to lower net investment income and underwriting income.

•                  Property-Liability net loss of $53 million in the fourth quarter of 2008 compared to net income of $744 million in the fourth quarter of 2007.  The unfavorable change of $797 million was primarily due to the recognition of net realized capital losses, after-tax, of $519 million in the fourth quarter of 2008 compared to net realized capital gains, after-tax, of $182 million in the fourth quarter of 2007.  Lower operating income also contributed to the change.

•                  The Property-Liability combined ratio increased 0.5 points to 96.4% in the fourth quarter of 2008 from 95.9% in the fourth quarter of 2007.  The calculations of the underlying combined ratio for the three months and twelve months ended December 31 are shown in the table below.  Favorable reserve reestimates are shown in parentheses.

	Three months ended December 31,		Twelve months ended December 31,
	Est. 2008	2007	Est. 2008	2007
Combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”)	91.5	88.6	86.8	85.7
Effect of catastrophe losses	3.9	7.0	12.4	5.2
Effect of prior year non-catastrophe reserve reestimates	1.0	0.3	0.2	(1.1)
Combined ratio (GAAP)	96.4	95.9	99.4	89.8

Effect of prior year catastrophe reserve reestimates	—	0.4	0.5	0.5

ALLSTATE FINANCIAL RESULTS

	Three months ended December 31,			Twelve months ended December 31,
($ in millions, except ratios)	Est. 2008	2007	% Change	Est. 2008	2007	% Change
Allstate Financial Highlights
Premiums and deposits*	$1,557	$1,810	(14.0)	$10,952	$9,627	13.8
Operating income*	89	158	(43.7)	438	615	(28.8)
Net (loss) income	(1,035)	31	NM	(1,721)	465	NM

•                  Premiums and deposits in the fourth quarter of 2008 were $1.56 billion, a decrease of $253 million or 14.0% from the prior year quarter.  The decline was primarily due to a $297 million reduction in deposits on fixed annuities, partially offset by a $42 million increase in Allstate Bank deposits.  The 28.6% reduction in deposits on fixed annuities reflects pricing decisions aimed to improve returns on new business as well as highly competitive market conditions.

•                  Operating income for the fourth quarter of 2008 was $89 million, a decrease of $69 million from the prior year quarter.  The decline was primarily due to lower investment income and increased operating expenses, partially offset by increased benefit spreads on life insurance reflecting favorable mortality experience and growth in business in force.

•                  Net loss for the fourth quarter of 2008 was $1.04 billion compared to net income of $31 million in the prior year quarter.  The decline was primarily due to a $611 million increase in after-tax net realized capital losses, a $274 million after-tax acceleration of amortization of deferred policy acquisition costs (“DAC”) and deferred sales inducement costs (“DSI”) (commonly referred to as “DAC unlocking”) relating to realized capital gains and losses, a $219 million after-tax reduction in DAC related to a premium deficiency assessment for life insurance products, and a $69 million after-tax decline in operating income.

•                  During the fourth quarter of 2008, the company completed a comprehensive review of DAC and DSI balances and assumptions for Allstate Financial products.

For interest-sensitive life insurance, annuities and other investment contracts, the evaluation covered assumptions for investment returns, including capital gains and losses, interest crediting rates to policyholders, the effect of any hedges, persistency, mortality and expenses in all product lines.  This review of assumptions resulted in an acceleration of amortization (charge to income) of $423 million pre-tax ($274 million after-tax).  The principal assumption impacting the amortization acceleration was the level of realized capital losses impacting actual gross profits in 2008 and the impact of realized capital losses on expected gross profits in 2009.

For traditional life insurance and immediate annuities with life contingencies, an aggregate premium deficiency of $336 million pre-tax ($219 million after-tax) resulted primarily from an experience study indicating that the annuitants on certain life-contingent contracts are projected to live longer than we anticipated when the contracts were issued and, to a lesser degree, a reduction in the related investment portfolio yield.  The deficiency was recorded through a reduction in deferred acquisition costs.

•                  All of our outstanding extendible institutional market contracts, which totaled $1.45 billion as of December 31, 2008, have non-extended and become due by October 31, 2009.  We have accumulated, and expect to maintain, short-term and other maturing investments to fund the retirement of these obligations.

INVESTMENT RESULTS

	For the three months ended December 31,			As of or for the twelve months ended December 31,
($ in millions, except ratios)	Est. 2008	2007	% Change	Est. 2008	2007	% Change
Investment Highlights
Net investment income (1)	$1,329	$1,627	(18.3)	$5,622	$6,435	(12.6)
Realized capital gains and losses (1)	(1,932)	98	NM	(5,090)	1,235	NM
Total investments				95,998	118,980	(19.3)
Net unrealized capital gains and losses, pre-tax				(8,814)	1,913	NM

(1)          Beginning in the fourth quarter of 2008, income from limited partnerships accounted for on the equity method of accounting (“EMA LP”) is reported in realized capital gains and losses.  EMA LP income included in net investment income was $24 million, $109 million, and $198 million in the nine months ended September 30, 2008, the three months ended December 31, 2007, and the twelve months ended December 31, 2007, respectively. The amount of EMA LP income included in realized capital gains and losses was $(97) million in the three months ended December 31, 2008.

•                  Consolidated net investment income was $1.33 billion in the fourth quarter of 2008, a decline of $298 million or 18.3% from $1.63 billion in the fourth quarter of 2007.  Property-Liability net investment income decreased to $387 million in the fourth quarter of 2008 from $490 million in the fourth quarter of 2007, a decline of $103 million or 21.0%. This decline was due to lower average asset balances reflecting dividends to the parent company and reduced portfolio yields. Allstate Financial net investment income decreased to $916 million in the fourth quarter of 2008 from $1.09 billion in the fourth quarter of 2007, a decline of $169 million or 15.6%.  This decline was primarily due to lower yields on floating rate securities, increased short-term investment balances reflecting liquidity management activities and lower average asset balances.

•                  As of September 30, 2008, we held $3.88 billion of investments for which we had changed our intent to hold to recovery, which included $1.73 billion related to our risk mitigation and return optimization programs, $1.44 billion of securities in connection with our enterprise-wide asset allocation program and $713 million of individually identified securities.  On October 1, 2008, it was determined that, due to the financial markets experiencing additional severe deterioration and disruptions, we would be unable to sell certain of the investments identified as part of the programs at a value equal to or greater than our view of their intrinsic values.  Approximately $2.59 billion of these investments were re-designated as intent to hold to recovery.  As a result, absent any other-than-temporary declines in the fair value of these investments, changes in the fair values of these re-designated investments, subsequent to October 1, are reflected as a change in unrealized capital gains and losses.  During the fourth quarter, we also sold $254 million of investments that remained in the programs, on which we recognized additional realized capital losses of $53 million.  Change in intent write-downs on the investments remaining in these programs totaled $241 million in the fourth quarter of 2008.  As of December 31, 2008, investments held in connection with these programs totaled $996 million and included $287 million related to our risk mitigation and return optimization programs, $704 million related to individually identified securities, and $5 million related to our enterprise-wide asset allocation program.

•      Unrealized net capital losses increased $4.72 billion from September 30, 2008 to December 31, 2008 as a result of significantly widening credit spreads and declining equity markets. Consolidated net unrealized capital gains and losses are presented in the following table.

($ in millions)	Est. December 31, 2008	September 30, 2008	December 31, 2007
U.S. government and agencies	$962	$748	$918
Municipal	(1,717)	(816)	720
Corporate	(3,413)	(1,846)	90
Foreign government	469	323	394
Mortgage-backed securities	(334)	(227)	(43)
Commercial mortgage-backed securities	(1,994)	(763)	(308)
Asset-backed securities	(2,459)	(1,576)	(816)
Redeemable preferred stock	(10)	(4)	1
Fixed income securities (3)	(8,496)	(4,161)	956
Equity securities	(332)	76	990
Short-term investments	3	—	—
Derivatives	11	(14)	(33)
Unrealized net capital gains and losses, pre-tax	$(8,814)	$(4,099)	$1,913

Amounts recognized for:
Insurance reserves (1)	(378)	(456)	(1,059)
Deferred policy acquisition and sales inducement costs (2)	3,500	2,286	512
Total	3,122	1,830	(547)
Deferred income taxes	1,954	794	(478)
Unrealized net capital gains and losses, after-tax	$(3,738)	$(1,475)	$888

(1)

The insurance reserves adjustment represents the amount by which the reserve balance would increase if the net unrealized gains in the applicable product portfolios were realized and reinvested at current lower interest rates, resulting in a premium deficiency. The adjustment primarily relates to structured settlement annuities with life contingencies, in addition to annuity buy-outs and certain payout annuities with life contingencies.

(2)

The deferred policy acquisition and sales inducement costs adjustment represents the amount by which the amortization of DAC and deferred sales inducements (“DSI”) would increase or decrease if the unrealized gains or losses in the respective product portfolios were realized. Recapitalization of the DAC and DSI balances is limited to the originally deferred costs plus interest.

(3)	For further detail on fixed income securities unrealized gains and losses, see the table on p.11.

•      For further detail on investments, see the “Supplemental Investment Information” document posted to the Investor Relations section of our website.  http://ir.allstate.com/

CAPITAL MANAGEMENT AND LIQUIDITY

•      AIC’s estimated statutory surplus is $13.4 billion as of December 31, 2008, compared to $13.1 billion at September 30, 2008.  It reflects $365 million resulting from a permitted practice we have submitted for approval related to proposed changes to statutory accounting for deferred tax assets.  These amounts include ALIC’s statutory surplus of $3.5 billion, compared to $3.2 billion at September 30, 2008, and it  reflects $140 million of the amounts related to the requested permitted practice.  Other statutory surplus developments follow:

•      In October 2008, the Corporation completed its previously approved capital contribution of $1.00 billion of invested assets to AIC.  In November 2008, AIC purchased a $400 million surplus note from ALIC and made a capital contribution of $600 million to ALIC.

•      During the fourth quarter of 2008, the Illinois Division of Insurance approved a statutory-basis accounting permitted practice effective September 30, 2008 that had the effect of increasing ALIC’s statutory-basis capital and surplus by $347 million.  The implementation of this permitted practice converted all of ALIC’s market value adjusted annuities to a book value approach from a market value separate account approach.  We believe the book value approach is more reflective of the economics of these products and has always been an available actuarial valuation standard.

•      In 2009, AIC will have the capacity to pay dividends currently estimated at $1.34 billion without prior regulatory approval.  We do not anticipate that ALIC will pay dividends to AIC in 2009.

•      During the fourth quarter, with a focus on preserving capital, we revised our view of liquidity sources to consider only investments which are convertible to cash without generating significant additional net realized capital losses.  The following table presents cash and short-term positions easily convertible to cash and certain other liquid investments.

	Estimated As of December 31, 2008
($ in millions)	Property- Liability	Allstate Financial	Corporate and Other	Consolidated
Cash and short-term positions easily convertible to cash available same day/next day	$1,577	$2,825	$1,993	$6,395
Other highly liquid investments (1)	3,292	1,320	295	4,907
Other liquid investments (2)	6,027	2,258	972	9,257
Total liquid	$10,896	$6,403	$3,260	$20,559

Percent of total consolidated cash and investments	11.3%	6.6%	3.4%	21.3%

(1)   Other highly liquid investments are defined as assets that are generally saleable within one week, and primarily include common equity securities of $1.56 billion, municipal bonds of $1.08 billion, U.S. government and agencies bonds of $652 million, short-term investments of $624 million and agency pass through securities of $552 million.  The amounts shown in the table above represent the amount of our holdings in these assets, excluding any holdings with restrictions.

(2)   Other liquid investments are defined as assets that are saleable within one quarter, and primarily include municipal bonds of $5.20 billion, short-term investments of $1.87 billion, corporate bonds of $956 million and agency pass through securities of $774 million.  The amounts shown in the table above represent the amount that we believe could be sold during the first quarter of 2009, excluding any holdings with restrictions.

The above analysis identifies the Company’s access to internal sources of liquidity.  We believe we have sufficient liquidity to address current planned needs from investments other than those for which we have asserted the intent to hold until recovery combined with targeted sales of certain Allstate Financial products.  Additionally, the Company has existing intercompany agreements in place that facilitate liquidity management at an enterprise level and enhance flexibility across the Company.

•      Contractholder funds as of December 31, 2008 were $58.41 billion.  The following table summarizes contractholder funds by their contractual withdrawal provisions.

	Estimated At December 31, 2008
($ in millions)		% to Total
Not subject to discretionary withdrawal	$13,604	23.3%
Subject to discretionary withdrawal with adjustments:
Specified surrender charges (1)	25,781	44.1
Market value adjustments (2)	9,586	16.4
Subject to discretionary withdrawal without adjustments (3)	9,442	16.2
Total contractholder funds (4)	$58,413	100.0%

(1)	Includes approximately $11.24 billion of liabilities with a contractual surrender charge of less than 5% of the account balance.
(2)	Approximately $9.07 billion of the contracts with market value adjusted surrenders have a 30-45 day period during which there is no surrender charge or market value adjustment.
(3)	Includes extendible funding agreements backing medium-term notes outstanding with a par value of $1.45 billion that have been non-extended.
(4)	Includes approximately $1.47 billion of contractholder funds on variable annuities reinsured to Prudential effective June 1, 2006.

Retail life and annuity products may be surrendered by customers for a variety of reasons.  Reasons unique to individual customers include a current or unexpected need for cash or a change in life insurance coverage needs.  Other key factors that may impact the likelihood of customer surrender include the level of the contract surrender charge, the length of time the contract has been in force, distribution channel, market interest rates, equity market conditions and potential tax implications.  In addition, the propensity for retail life insurance policies to lapse is lower than it is for fixed annuities because of the need for the insured to be re-underwritten upon policy replacement.  Surrenders and partial withdrawals for our retail annuities have decreased 17.2% and 13.9% in the three months and twelve months ended December 31, 2008, respectively, compared to the same periods of 2007.  The annual surrender and partial withdrawal rate on deferred annuities, interest-sensitive life insurance and Allstate Bank products, based on the beginning of period contractholder funds, was 12.2% and 13.3% for 2008 and 2007, respectively.  Allstate Financial strives to promptly pay customers who request cash surrenders, however, statutory regulations generally provide up to six months in most states to fulfill surrender requests.

Our institutional products are primarily funding agreements backing medium-term notes.  As of December 31, 2008, total institutional products outstanding were $8.94 billion.  The following table presents the scheduled maturities for our institutional products outstanding as of December 31, 2008.

($ in millions)	Estimated At December 31, 2008
2009	$3,249
2010	3,059
2011	760
2012	40
2013	1,750
2016	85
$8,943

Our asset-liability management practices limit the differences between the cash flows generated by our investment portfolio and the expected cash flow requirements of our life insurance, annuity and institutional product obligations.

•      In this uncertain economic and financial environment, it is impossible to predict all the risks and resulting impacts facing us.  We believe the two risks that could most directly impact our capital position are substantial catastrophe losses and realized investment losses.  In Allstate’s worst-ever catastrophe year (2005), we suffered catastrophe losses of $5.67 billion.  Our current reinsurance program would reduce that loss by $3.08 billion, and other catastrophe management actions have also reduced our risk to losses of the level experienced in 2005.  Interest rate spike protection for our fixed income portfolio is in place at December 31, 2008 in the amount of $18.50 billion of notional principal protection.  Of this total $14.50 billion was executed in early 2008 and $4.00 billion executed in December 2008.  The $14.50 billion of protection was initially struck at 150 basis points out of the money, but, due to declining interest rates, is now struck over 300 basis points out of the money.  The $4.00 billion of protection executed in December was initially struck at approximately 100 basis points out of the money.  While scenarios exist that could lead to losses worse than we experienced in 2005 for catastrophes or in 2008 for investments, Allstate’s current capital position and future earnings potential provide a fair amount of flexibility.

DEFINITIONS OF GAAP OPERATING RATIOS AND IMPACTS OF SPECIFIC ITEMS ON THE GAAP OPERATING RATIOS

Claims and claims expense (“loss”) ratio is the ratio of claims and claims expense to premiums earned.  Loss ratios include the impact of catastrophe losses.

Expense ratio is the ratio of amortization of DAC, operating costs and expenses and restructuring and related charges to premiums earned.

Combined ratio is the ratio of claims and claims expense, amortization of DAC, operating costs and expenses and restructuring and related charges to premiums earned.  The combined ratio is the sum of the loss ratio and the expense ratio.  The difference between 100% and the combined ratio represents underwriting income (loss) as a percentage of premiums earned.

Effect of Discontinued Lines and Coverages on combined ratio is the ratio of claims and claims expense and other costs and expenses in the Discontinued Lines and Coverages segment to Property-Liability premiums earned.  The sum of the effect of Discontinued Lines and Coverages on the combined ratio and the Allstate Protection combined ratio is equal to the Property-Liability combined ratio.

Effect of catastrophe losses on combined ratio is the percentage of catastrophe losses included in claims and claims expenses to premiums earned.  This ratio includes prior year reserve reestimates.

Effect of prior year reserve reestimates on combined ratio is the percentage of prior year reserve reestimates included in claims and claims expense to premiums earned.  This ratio includes prior year reserve reestimates of catastrophe losses.

Effect of restructuring and related charges on combined ratio is the percentage of restructuring and related charges to premiums earned.

DEFINITIONS OF NON-GAAP AND OPERATING MEASURES

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP financial measures.  Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income is net (loss) income, excluding:

•      realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income,

•      amortization of DAC and DSI, to the extent they resulted from the recognition of certain realized capital gains and losses,

•      gain (loss) on disposition of operations, after-tax, and

•      adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net (loss) income is the GAAP measure that is most directly comparable to operating income.

We use operating income as an important measure to evaluate our results of operations.  We believe that the measure provides investors with a valuable measure of the Company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items.  Realized capital gains and losses and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process.  Consistent with our intent to protect results or earn additional income, operating income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes.  These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments.  Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends.  Accordingly, operating income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business.  A byproduct of excluding these items to determine operating income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods.  Operating income is used by management along with the other components of net (loss) income to assess our performance. We use adjusted measures of operating income and operating income per diluted share in incentive compensation.  Therefore, we believe it is useful for investors to evaluate net (loss) income, operating income and their components separately and in the aggregate when reviewing and evaluating our performance.  We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s performance.  We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator.  Operating income should not be considered as a substitute for net (loss) income and does not reflect the overall profitability of our business.

The following table reconciles operating income and net (loss) income for the three months and twelve months ended December 31, 2008 and 2007.

	Property-Liability		Allstate Financial		Consolidated		Per diluted share
For the three months ended December 31, ($ in millions, except per share data)	Est. 2008	2007	Est. 2008	2007	Est. 2008	2007	Est. 2008	2007
Operating income	$465	$562	$89	$158	$518	$701	$0.97	$1.24
Realized capital gains and losses (1)	(792)	285	(1,131)	(193)	(1,932)	98
Income tax benefit (expense)	273	(103)	395	68	672	(37)
Realized capital gains and losses, after-tax	(519)	182	(736)	(125)	(1,260)	61	(2.35)	0.12
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	—	102	16	102	16	0.19	0.03
DAC and DSI unlocking in fourth quarter 2008 related to realized capital gains and losses, after-tax	—	—	(274)	—	(274)	—	(0.51)	—
Non-recurring charge for DAC, after-tax	—	—	(219)	—	(219)	—	(0.41)	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	1	—	3	(6)	4	(6)	—	(0.01)
Loss on disposition of operations, after-tax	—	—	—	(12)	—	(12)	—	(0.02)

Net (loss) income	$(53)	$744	$(1,035)	$31	$(1,129)	$760	$(2.11)	$1.36

	Property-Liability		Allstate Financial		Consolidated		Per diluted share
For the twelve months ended December 31, ($ in millions, except per share data)	Est. 2008	2007	Est. 2008	2007	Est. 2008	2007	Est. 2008	2007
Operating income	$1,438	$3,343	$438	$615	$1,758	$3,863	$3.22	$6.47
Realized capital gains and losses (1)	(1,858)	1,416	(3,127)	(193)	(5,090)	1,235
Income tax benefit (expense)	649	(501)	1,093	68	1,779	(437)
Realized capital gains and losses, after-tax	(1,209)	915	(2,034)	(125)	(3,311)	798	(6.06)	1.34
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	—	385	12	385	12	0.71	0.02
DAC and DSI unlocking in fourth quarter 2008 related to realized capital gains and losses, after-tax	—	—	(274)	—	(274)	—	(0.50)	—
Non-recurring charge for DAC, after-tax	—	—	(219)	—	(219)	—	(0.40)	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(1)	—	(13)	(29)	(14)	(29)	(0.03)	(0.05)
Loss on disposition of operations, after-tax	—	—	(4)	(8)	(4)	(8)	(0.01)	(0.01)

Net income (loss)	$228	$4,258	$(1,721)	$465	$(1,679)	$4,636	$(3.07)	$7.77

(1)

Beginning in the fourth quarter of 2008, income from EMA LP is reported in realized capital gains and losses. EMA LP income for periods prior to the fourth quarter of 2008 is reported in net investment income. The amount of EMA LP income included in the Property-Liability, Allstate Financial and Consolidated realized capital gains and losses in 2008 was $(77) million, $(14) million and $(97) million, respectively.

Underwriting income (loss) is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP.  Management uses this measure in its evaluation of the results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results.  It is also an integral component of incentive compensation.  It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance. Net (loss) income is the most directly comparable GAAP measure. Underwriting income (loss) should not be considered as a substitute for net

(loss) income and does not reflect the overall profitability of our business.  A reconciliation of Property-Liability underwriting income (loss) to net (loss) income is provided in the Segment Results table.

Combined ratio excluding the effect of catastrophes is a non-GAAP ratio, which is computed as the difference between two GAAP operating ratios:  the combined ratio and the effect of catastrophes on the combined ratio.  The most directly comparable GAAP measure is the combined ratio.  We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses.  These catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude and can have a significant impact on the combined ratio.  We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance.  The combined ratio excluding the effect of catastrophes should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.  A reconciliation of combined ratio excluding the effect of catastrophes to combined ratio is provided in the Property-Liability Results section of the Consolidated and Segments Highlights table.

Combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio and the effect of prior year reserve reestimates on the combined ratio.  The most directly comparable GAAP measure is the combined ratio.  We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses and prior year reserve reestimates.  These catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio.  Prior year reserve reestimates are caused by unexpected loss development on historical reserves.  We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance.  We also provide it to facilitate a comparison to our outlook on the 2009 combined ratio excluding the effect of catastrophe losses and prior year reserve reestimates.  The combined ratio excluding the effect of catastrophes and prior year reserve reestimates should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.  A reconciliation of the combined ratio excluding the effect of catastrophes and prior year reserve reestimates to combined ratio is provided in the Property-Liability Results section of the Consolidated and Segments Highlights table.

In this news release, we provide our outlook on the 2009 combined ratio excluding the effect of catastrophe losses and prior year reserve reestimates.  A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes.  Future prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

Operating income return on equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on equity is the most directly comparable GAAP measure.  We use operating income as the numerator for the same reasons we use operating income, as discussed above.  We use average shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of shareholders’ equity primarily attributable to the Company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process.  We use it to supplement our evaluation of net income and return on equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with net income return on equity because it eliminates the effect of items that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management: the after-tax effects of realized and unrealized net capital gains and losses, and the cumulative effect of a change in accounting principle.  In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine operating income return on equity from return on equity is the transparency and understanding of their significance to return on equity variability and profitability while recognizing these or similar items may recur in subsequent periods.  Therefore, we believe it is useful for investors to have operating income return on equity and return on equity when evaluating our performance.  We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income return on equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s utilization of capital.  Operating income return on equity should not be considered as a substitute for return on equity and does not reflect the overall profitability of our business.

The following table shows the reconciliation.

	For the twelve months ended December 31,
($ in millions)	Est. 2008	2007
Return on equity
Numerator:
Net income	$(1,679)	$4,636

Denominator:
Beginning shareholders’ equity	$21,851	$21,846
Ending shareholders’ equity	12,641	21,851
Average shareholders’ equity	$17,246	$21,849
Return on equity	(9.7)%	21.2%

	For the twelve months ended December 31,
	Est. 2008	2007
Operating income return on equity
Numerator:
Operating income	$1,758	$3,863

Denominator:
Beginning shareholders’ equity	$21,851	$21,846
Unrealized net capital gains and losses	888	2,074
Adjusted beginning shareholders’ equity	20,963	19,772

Ending shareholders’ equity	12,641	21,851
Unrealized net capital gains and losses	(3,738)	888
Adjusted ending shareholders’ equity	16,379	20,963

Average adjusted shareholders’ equity	$18,671	$20,368
Operating income return on equity	9.4%	19.0%

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a ratio that uses a non-GAAP measure.  It is calculated by dividing shareholders’ equity after excluding the impact of unrealized net capital gains and losses on fixed income securities and related DAC and life insurance reserves by total shares outstanding plus dilutive potential shares outstanding.  Book value per share is the most directly comparable GAAP measure.

We use the trend in book value per share, excluding unrealized net capital gains and losses on fixed income securities, in conjunction with book value per share to identify and analyze the change in net worth attributable to management efforts between periods.  We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers.  We note that book value per share, excluding unrealized net capital gains and losses on fixed income securities, is a measure commonly used by insurance investors as a valuation technique.  Book value per share, excluding unrealized net capital gains and losses on fixed income securities, should not be considered as a substitute for book value per share, and does not reflect the recorded net worth of our business.  The following table shows the reconciliation.

	As of December 31,
($ in millions, except per share data)	Est. 2008	2007

Book value per share
Numerator:
Shareholders’ equity	$12,641	$21,851
Denominator:
Shares outstanding and dilutive potential shares outstanding	537.7	566.4
Book value per share	$23.51	$38.58

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities
Numerator:
Shareholders’ equity	$12,641	$21,851
Unrealized net capital gains and losses on fixed income securities	(3,533)	266
Adjusted shareholders’ equity	$16,174	$21,585
Denominator:
Shares outstanding and dilutive potential shares outstanding	537.7	566.4
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities	$30.08	$38.11

Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following operating financial measures.  Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Premiums written is the amount of premiums charged for policies issued during a fiscal period.  Premiums earned is a GAAP measure.  Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period.  The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums on our Consolidated Statements of Financial Position.  A reconciliation of premiums written to premiums earned is presented in the following table.

	Three months ended December 31,		Twelve months ended December 31,
($ in millions)	Est. 2008	2007	Est. 2008	2007
Premiums written	$6,301	$6,560	$26,584	$27,183
Decrease in Property-Liability unearned premiums	424	216	383	17
Other (1)	(57)	10	—	33
Premiums earned	$6,668	$6,786	$26,967	$27,233

(1)	The twelve months ended December 31, 2008 includes $44 million in unearned premiums related to June 27, 2008 acquisition of Partnership Marketing Group.

Premiums and deposits is an operating measure that we use to analyze production trends for Allstate Financial sales.  It includes premiums on insurance policies and annuities and all deposits and other funds received from customers on deposit-type products including the net new deposits of Allstate Bank, which we account for under GAAP as increases to liabilities rather than as revenue.

The following table illustrates where premiums and deposits are reflected in the consolidated financial statements.

	Three months ended December 31,		Twelve months ended December 31,
($ in millions)	Est. 2008	2007	Est. 2008	2007
Total premiums and deposits	$1,557	$1,810	$10,952	$9,627
Deposits to contractholder funds	(1,286)	(1,551)	(9,984)	(8,632)
Deposits to separate accounts	(31)	(36)	(129)	(136)
Change in unearned premiums and other adjustments	14	(4)	104	11
Life and annuity premiums (1)	$254	$219	$943	$870

(1)

Life and annuity contract charges in the amount of est. $250 million and $261 million for the three months ended December 31, 2008 and 2007, respectively, and est. $952 million and $996 million for the twelve months ended December 31, 2008 and 2007, respectively, which are also revenues recognized for GAAP, have been excluded from the table above, but are a component of the Consolidated Statements of Operations line item life and annuity premiums and contract charges.

New sales of financial products by Allstate exclusive agencies is an operating measure that we use to quantify the current year sales of financial products by the Allstate Agency proprietary distribution channel.  New sales of financial products by Allstate exclusive agencies includes sales of Allstate Financial products such as annual premiums on new life insurance policies, annual premiums on Allstate Workplace Division products, premiums and deposits on fixed annuities, net new deposits in the Allstate Bank, and sales of products by non-affiliated issuers such as mutual funds and Prudential-issued variable annuities.  New sales of financial products by Allstate exclusive agencies exclude renewal premiums on life insurance policies.  New sales of financial products by Allstate exclusive agencies for the three months and twelve months ended December 31, 2008 and 2007 are presented in the following table.

	Three months ended December 31,		Twelve months ended December 31,
($ in millions)	Est. 2008	2007	Est. 2008	2007
Allstate Financial products	$426	$352	$1,266	$1,085
Non-affiliated products	258	532	1,330	1,829
Total	$684	$884	$2,596	$2,914

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about our outlook for the combined ratio excluding the effect of catastrophes and prior year reserve reestimates for 2009; the adequacy of our liquidity levels; underwriting results for our standard auto insurance lines; and operating income for Allstate Financial.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections.  Actual results may differ materially from those projected based on the risk factors described below.

•                  Premiums written and premiums earned, the denominator of the combined ratio excluding the effect of catastrophes and prior year reserve reestimates for 2009 and a component of underwriting income, may be materially less than projected.  Our ability to capture the costs of our catastrophe reinsurance program through rate increases may not be entirely successful due to regulatory restrictions or policyholder attrition resulting in a lower amount of insurance in force.

•                  Adverse capital and credit market conditions may significantly affect our ability to meet liquidity needs or our ability to obtain credit on acceptable terms.  The capital and credit markets have been experiencing extreme volatility and disruption. In some cases, the markets have exerted downward pressure on the availability of liquidity and credit capacity. In the event that we need access to additional capital to pay our operating expenses, make payments on our indebtedness, pay capital expenditures or fund acquisitions, our ability to obtain such capital may be limited and the cost of any such capital may be significant. Our access to additional financing will depend on a variety of factors such as market conditions, the general availability of credit, the overall availability of credit to our industry, our credit ratings and credit capacity, as well as the possibility that lenders could develop a negative perception of our long- or short-term financial prospects. Similarly, our access to funds may be impaired if regulatory authorities or rating agencies take negative actions against us. If a combination of these factors were to occur, our internal sources of liquidity may prove to be insufficient, and in such case, we may not be able to successfully obtain additional financing on favorable terms.

•                  Unanticipated increases in the severity or frequency of standard auto insurance claims may adversely affect our underwriting results. Changes in the severity or frequency of claims may affect the profitability of our Allstate Protection segment.  Changes in bodily injury claim severity are driven primarily by inflation in the medical sector of the economy and litigation.  Changes in auto physical damage claim severity are driven primarily by inflation in auto repair costs, auto parts prices and used car prices.  The short-term level of claim frequency we experience may vary from period to period and may not be sustainable over the longer term.  A spike in gas prices and a significant decline in miles driven are examples of factors leading to a short-term frequency change.  A significant long-term increase in claim frequency could have an adverse effect on our underwriting results.

•                  Changes in estimates of profitability on interest-sensitive life, fixed annuities and other investment products may adversely affect our operating income for Allstate Financial through increased amortization of DAC.  DAC related to interest-sensitive life, fixed annuities and other investment contracts is amortized in proportion to actual historical gross profits and estimated future gross profits (“EGP”) over the estimated lives of the contracts.  The principal assumptions for determining the amount of EGP are investment returns, including capital gains and losses on assets supporting contract liabilities, interest crediting rates to contractholders, and the effects of persistency, mortality, expenses, and hedges if applicable.  Updates to these assumptions (commonly referred to as “DAC unlocking”) could adversely affect our profitability and financial condition.

We undertake no obligation to publicly correct or update any forward-looking statements.  This news release contains unaudited financial information.

You can access additional information about our results by going to Allstate.com and clicking on “Investor Relations,” under “About Allstate.”  From there, go to “Quarterly Investor Info.” http://ir.allstate.com/.  In addition to the historical information, we have posted expanded information on investments in a document entitled “Supplemental Investment Information.”

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate is reinventing protection and retirement to help individuals in approximately 17 million households protect what they have today and better prepare for tomorrow. Customers can access Allstate products and services such as auto insurance and homeowners insurance through more than 14,000 exclusive Allstate agencies and financial representatives in the U.S. and Canada, or in select states at allstate.com and 1-800 Allstate®. Encompass® and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agents. The Allstate Financial Group provides life insurance, supplemental accident and health insurance, annuity, banking and retirement products designed for individual, institutional and worksite customers that are distributed through Allstate agencies, independent agencies, financial institutions and broker-dealers. Customers can also access information about Allstate Financial Group products and services at myallstatefinancial.com.

Contact:

Maria Gemskie, Maryellen Thielen	Robert Block, Christine Ieuter
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

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